EXHIBIT 99.1

CORRECTING and REPLACING - Houston Wire & Cable Company Reports Results for the Quarter Ended December 31, 2017

HOUSTON, March 16, 2018 (GLOBE NEWSWIRE) -- The company has issued a corrected press release to correct two incorrect dates in the Consolidated Statements of Cash Flows – 2016 and 2015 should be 2017 and 2016.

Houston Wire & Cable Company (NASDAQ:HWCC) (the “Company”) announced operating results for the fourth quarter and year ended December 31, 2017.

Selected quarterly results were:

  Sales of $82.1 million up 18.6% over 2016
  Gross margin of 25.4% up 360 basis points
  Operating income of $3.0 million compared to a loss of $(1.6) million in 2016
  Net income of $2.0 million compared to a net loss of $(1.8) million in 2016
  Diluted EPS of $0.12

Selected annual results were:

  Sales of $317.7 million, up 21.4%
  Gross margin of 22.9% up 270 basis points
  Operating income of $4.6 million compared to a loss of $(6.5) million in 2016, of which $2.4 million was attributable to an impairment charge,
  Net loss of  $(0.2) million compared to a net loss of $(6.0) million in 2016
  Diluted EPS of $(0.01)

Fourth Quarter Summary
Jim Pokluda, President and Chief Executive Officer commented, “We are pleased that the upward momentum we experienced in the third quarter continued in the fourth quarter. Although not unexpected, demand in the latter part of the quarter fell in line with the normal lackluster historical trend for this time of year.  We estimate that higher metals prices in 2017 represented approximately 7% of the increase in sales. We estimate sales for our project business, which targets end markets for Utility Power Generation, Environmental Compliance, Engineering & Construction, Industrials,  and Mechanical Wire Rope, increased 33%, while Maintenance, Repair, and Operations (MRO) sales increased 16%, as compared to the fourth quarter of 2016.

Gross margin at 25.4% increased 360 basis points from the fourth quarter of 2016, primarily due to incrementally higher product margins driven by continued pricing discipline, prudent purchasing, and metals inflation.  Sequentially, gross margin increased 250 basis points, which is indicative that our margin improvement plan is working.  Operating expenses at $17.9 million were up $1.2 million or 7.0% from the prior year period, primarily due to higher variable compensation, as sales and profitability improved, and to higher distribution labor costs to handle the volume increase. Operating expenses as a percentage of revenue decreased 230 basis points from 24.1% in Q4 2016 to 21.8% in Q4 2017.

Interest expense of $0.6 million was up 48.2% from $0.4 million in the prior year period, primarily due to the additional debt incurred to fund the 2016 Vertex acquisition and additional funds for working capital to service the higher activity levels.  Average debt levels for the quarter increased 19.8% from $62.8 million in 2016 to $75.3 in 2017, while the effective interest rate increased from 2.4% in 2016 to 3.0% in 2017.

The effective tax rate for the quarter was 16.4%, which included a credit for a valuation allowance of 43.7% and additional deferred tax expense of 13.7%, both due to the impact of the Tax Cuts and Jobs Act (“the Act”).

Mr. Pokluda further commented, “We are encouraged that we have now experienced two quarters of increased sales and improved operating performance.  A full year of Vertex activities, coupled with increasing contributions from our commercial products lines and generally higher demand for our products and services, all contributed to these improved results.”

Twelve Month Summary
Sales for the twelve month period were $317.7 million, up 21.4% from the $261.6 million level in 2016. We estimate that higher metals prices in 2017 represented approximately 3% of the revenue increase.  We estimate sales for our project business, increased 3%, while MRO sales increased 15%, as compared to 2016.

Gross margin at 22.9% was up 270 basis points from the 2016 period.  “Improved pricing discipline, higher product margins from Vertex for a full year in 2017, and greater customer product demand, contributed to the margin increase” said Mr. Pokluda.

Operating expenses at $68.1 million increased 14.4% from the prior year amount of $59.5 million. The majority of the increase was due to a full year of Vertex’s operating expenses in 2017, as compared to only three months in 2016, partially offset by the absence in 2017 of the $2.4 million impairment charge recorded in 2016. Operating expenses as a percentage of revenue decreased 130 basis points from 22.7% in 2016 to 21.4% in 2017.

Interest expense of $2.1 million increased 145% from $0.8 million in 2016 due primarily to higher debt levels and an increase in average interest rates which moved from 2.0% in 2016 to 2.8% in 2017.

The full year effective tax rate of 108.8% included a 41% charge for a valuation allowance on deferred tax assets not currently expected to be realized, 15.2% for stock compensation expense and 12.9% for deferred tax assets in respect of the Act rate change.

The results of operations generated a net loss of $0.2 million, compared to a net loss of $6.0 million in 2016.

Conference Call
The Company will host a conference call to discuss fourth quarter results today, Friday, March 16, 2018, at 10:00 a.m., C.D.T.  Hosting the call will be James Pokluda, President and Chief Executive Officer and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company’s website www.houwire.com.

Live call dial-in numbers are as follow:
Toll-Free: (800) 936-7954
International: (720) 545-0048
Conference ID # 5139879

Approximately two hours after the completion of the live call, a telephone replay will be available until March 23, 2018.

Replay, Toll-Free #: (855)859-2056
Replay, Toll #: (404) 537-3406
Conference ID #   5139879

About the Company

With over 40 years’ experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of products in the U.S market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company’s Annual Report on Form 10-K and other documents filed with the SEC.  These documents are available under the Investor Relations section of the Company’s website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

Houston Wire & Cable Company
Consolidated Balance Sheets
(In thousands except, share data)

	December 31,
	2017	2016
Assets
Current assets:
Accounts receivable, net	$57,396	$44,677
Inventories, net	88,115	79,783
Income taxes	449	1,948
Prepaids	1,938	570
Total current assets	147,898	126,978

Property and equipment, net	11,355	11,261
Intangible assets, net	12,015	13,378
Goodwill	22,353	22,770
Deferred income taxes	—	892
Other assets	418	591
Total assets	$194,039	$175,870

Liabilities and stockholders’ equity
Current liabilities:
Book overdraft	$3,028	$3,181
Trade accounts payable	8,449	8,406
Accrued and other current liabilities	16,823	13,248
Total current liabilities	28,300	24,835

Debt	73,555	60,388
Deferred income taxes	414	—
Other long-term obligations	1,026	516
Total liabilities	103,295	85,739

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized: 20,988,952 shares issued: 16,491,181 and 16,457,525 shares outstanding at December 31, 2017 and 2016, respectively	21	21
Additional paid-in capital	54,006	53,824
Retained earnings	97,336	97,550
Treasury stock	(60,619)	(61,264)
Total stockholders’ equity	90,744	90,131

Total liabilities and stockholders’ equity	$194,039	$175,870

Houston Wire & Cable Company
 Consolidated Statements of Operations
(In thousands except, share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Sales	$82,146	$69,257	$317,697	$261,644
Cost of sales	61,303	54,181	245,035	208,694
Gross profit	20,843	15,076	72,662	52,950

Operating expenses:
Salaries and commissions	9,923	8,474	36,570	29,369
Other operating expenses	7,413	7,412	28,716	24,714
Depreciation and amortization	538	820	2,772	3,018
Impairment charge	—	—	—	2,384
Total operating expenses	17,874	16,706	68,058	59,485

Operating income	2,969	(1,630)	4,604	(6,535)
Interest expense	581	392	2,073	845
Income before income taxes	2,388	(2,022)	2,531	(7,380)
Income taxes	392	(196)	2,753	(1,374)
Net income	$1,996	$(1,826)	$(222)	$(6,006)

Earnings per share:
Basic	$0.12	$(0.11)	$(0.01)	$(0.37)
Diluted	$0.12	$(0.11)	$(0.01)	$(0.37)
Weighted average common shares outstanding:
Basic	16,295,570	16,216,978	16,269,611	16,345,679
Diluted	16,391,330	16,216,978	16,269,611	16,345,679

Dividend declared per share	$—	$—	$—	$0.15

Houston Wire & Cable Company
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2017	2016

Operating activities
Net income	$(222)	$(6,006)
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment charge	—	2,384
Depreciation and amortization	2,772	3,018
Amortization of unearned stock compensation	1,176	856
Provision for doubtful accounts	68	285
Provision for inventory obsolescence	34	93
Deferred income taxes	1,314	6
Other non-cash items	222	(116)
Changes in operating assets and liabilities:
Accounts receivable	(12,719)	4,019
Inventories	(7,942)	10,483
Book overdraft	(153)	(517)
Trade accounts payable	38	896
Accrued and other current liabilities	3,571	2,473
Income taxes	1,499	(1,016)
Prepaid expenses	(1,368)	124
Other operating activities	368	147
Net cash provided by operating activities	(11,342)	17,243

Investing activities
Expenditures for property and equipment	(1,769)	(1,319)
Proceeds from disposals of property and equipment	8	5
Cash paid for acquisition	193	(32,370)
Net cash used in investing activities	(1,568)	(33,684)

Financing activities
Borrowings on revolver	333,301	302,898
Payments on revolver	(320,133)	(281,698)
Proceeds from exercise of stock options	—	—
Payment of dividends	(81)	(2,495)
Purchase of treasury stock	(177)	(2,264)
Net cash used in financing activities	12,910	16,441

Net change in cash	—	—
Cash at beginning of year	—	—

Cash at end of year	$—	$—
Supplemental disclosures
Cash paid during the year for interest	$1,961	$728
Cash paid during the year for income taxes	$64	$233

CONTACT:

Nicol G. Graham
Chief Financial Officer
Direct:  713.609.2125
Fax:  713.609.2168
ngraham@houwire.com